OMEGA HEALTHCARE ANNOUNCES REDEMPTION OF SERIES D PREFERRED STOCK

HUNT VALLEY, MARYLAND – February 3, 2011 - Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that it has called for redemption all of the outstanding shares of its 8.375% Series D Cumulative Redeemable Preferred Stock (NYSE:OHIPRD; CUSIP: 681936-40-7).

The Redemption Date for the Series D Preferred Stock will be March 7, 2011, and the Redemption Price will be $25.00 per share of Series D Preferred Stock plus accrued and unpaid dividends up to and including the Redemption Date, for an aggregate Redemption Price of $25.21519 per share.  On and after the Redemption Date, dividends on the shares of Series D Preferred Stock will cease to accrue, the Series D Preferred Stock will cease to be outstanding, and holders of the Series D Preferred Stock will have only the right to receive the Redemption Price.

Because all of the shares of the Series D Preferred Stock are held through the Depository Trust Company, the Series D Preferred Stock will be redeemed in accordance with the Depository Trust Company’s procedures.  On or before the Redemption Date, the Company will deposit with Registrar and Transfer Company, as redemption agent, the aggregate Redemption Price to be held in escrow for the benefit of the holders of the Series D Preferred Stock.

The Company’s Board of Directors previously declared its regular quarterly dividend for the Series D Preferred Stock, payable February 15, 2011, to preferred stockholders of record on January 31, 2011.  Regular quarterly preferred dividends represent dividends for the period November 1, 2010 through January 31, 2011.

In the unlikely event that physical certificates for any Series D Preferred Stock are issued prior to the Redemption Date, such certificates are to be surrendered, together with a letter of transmittal available upon request, to Registrar and Transfer Company, as redemption agent, at P.O. Box 645, 10 Commerce Drive, Cranford, NJ 07016 Attn: Reorg/Exchange Department.

If you hold Series D Preferred Stock through a broker (in “street name”), you should contact your broker with any questions regarding the redemption and receiving payment for your shares.  All other questions regarding the redemption should be directed to Tom Peterson, Omega’s Director of Finance, at (410) 427-1740.

In connection with the redemption of the Series D Preferred Stock, Omega’s first quarter 2011 results will reflect a non-recurring reduction in net income attributable to common shareholders of approximately $3.4 million or approximately $0.03 per common share.  Under applicable accounting guidance, costs associated with the original issuance of the Series D Preferred Stock will be recorded as a reduction of net income attributable to common stockholders.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2010, the Company owned or held mortgages on 395 skilled nursing, assisted living facilities and other specialty hospitals with approximately 45,914 licensed beds (44,179 available beds) located in 35 states and operated by 49 third-party healthcare operating companies.  In addition, Omega has one closed facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO, at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) Omega’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.